Exhibit 3.1

AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

FIVE STAR QUALITY CARE, INC.

September 17, 2014

The second sentence of the first paragraph of Article II, Section 2.14.1(d) of the Amended and Restated Bylaws of Five Star Quality Care, Inc. dated as of February 14, 2012 is hereby amended by the addition of the words “; provided, further, however, that in the case of the annual meeting held in 2015, for notice pursuant to this Section 2.14.1(d) to be timely it shall be delivered to the secretary at the principal executive offices of the Corporation not later than 5:00 p.m. (Eastern Time) on December 12, 2014 nor earlier than November 12, 2014, except that if such annual meeting is called for a date that is later than June 30, 2015, notice by such stockholder(s) shall be timely if delivered to the secretary at the principal executive offices of the Corporation not later than 5:00 p.m. (Eastern Time) on the 10th day following the earlier of the day on which (x) notice of the date of the annual meeting is mailed or otherwise made available or (y) public announcement of the date of the annual meeting is first made by the Corporation” as shown below:

To be timely, the notice of such stockholder(s) shall set forth all information required under this Section 2.14 and shall be delivered to the secretary at the principal executive offices of the Corporation not later than 5:00 p.m. (Eastern Time) on the 120th day nor earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days earlier or later than the first anniversary of the date of the preceding year’s annual meeting, notice by such stockholder(s) to be timely shall be so delivered not later than 5:00 p.m. (Eastern Time) on the 10th day following the earlier of the day on which (i) notice of the date of the annual meeting is mailed or otherwise made available or (ii) public announcement of the date of the annual meeting is first made by the Corporation; provided, further, however, that in the case of the annual meeting to be held in 2015, for notice pursuant to this Section 2.14.1(d) to be timely it shall be delivered to the secretary at the principal executive offices of the Corporation not later than 5:00 p.m. (Eastern Time) on December 12, 2014 nor earlier than November 12, 2014, except that if such annual meeting is called for a date that is later than June 30, 2015, notice by such stockholder(s) shall be timely if delivered to the secretary at the principal executive offices of the Corporation not later than 5:00 p.m. (Eastern Time) on the 10th day following the earlier of the day on which (x) notice of the date of the annual meeting is mailed or otherwise made available or (y) public announcement of the date of the annual meeting is first made by the Corporation.